EXHIBIT 99.1

NEWS RELEASE

Ivanhoe Energy Reports First Quarter 2012 Financial Results

Critical Projects Continue to Advance

Note:  All figures are quoted in U.S. dollars unless otherwise noted.

CALGARY, CANADA (May 10, 2012) – Ivanhoe Energy Inc. (TSX: IE; NASDAQ: IVAN) is reporting today its financial results and operating highlights for the first quarter of 2012.

In the first quarter, Ivanhoe Energy started drilling the exploration well in Ecuador, conducted seismic and took further steps in the process to achieve regulatory approval for Tamarack, made progress in establishing an HTLTM mid-stream partnership with Coban for the Republic of Guatemala, conducted further testing in Mongolia and advanced previously disclosed corporate development activities.  All of these activities are critical to building long-term shareholder value.

First Quarter Financial Summary

Ivanhoe Energy filed its quarterly financial report on Form 10-Q with the Securities and Exchange Commission and its Interim Financial Statements with the Canadian Securities Administrators for the period ended March 31, 2012.

(US$000s, except per share amounts) (unaudited)	Three months ended Mar. 31,
	2012	2011

Oil revenue	7,908	8,119
Net loss	(10,662)	(11,126)
Net loss per share, basic and diluted	(0.03)	(0.03)

Cash flow used in operating activities	(6,892)	(7,008)
Capital investments	8,925	13,815

Cash and cash equivalents (end of period)	42,260	80,798
Restricted cash	20,500	-

In the first quarter of 2012, the Company posted a net loss of $10.7 million, as compared to $11.1 million net loss in the same period of 2011.  This decrease in 2012 is mainly attributable to lower general and administrative expenses.

Capital Expenditures, General and Administrative Expenses
The following summarizes the strategic investments made in the first quarter to progress priority projects:
—	Pungarayacu IP-17 drilling expenditures were $5.4 million;
—	Tamarack expenditures were $2.1 million for ongoing engineering activities, stakeholder engagement, and 2-D seismic acquisition and interpretation; and,
—	Zitong related expenditures were $0.4 million, in preparation for 160 square kilometres of 3-D seismic to be completed in Q2 2012 and other related activities.

G&A expenses for the Company were $2.9 million lower in the three months ended March 31, 2012, than in the comparable period of 2011. The reduction is primarily due to $2.5 million in accruals in the first quarter of 2011 that did not occur in 2012.

Liquidity and Capital Resources
Ivanhoe Energy is focused on enhancing its financial liquidity through various corporate development initiatives. In the first quarter the Company established a $50 million short-term secured credit agreement that consists of an initial tranche of $30 million that is fully underwritten by UBS AG, Canada Branch. The loan will mature after 12 months and includes an accordion feature which allows the Company to increase the total amount by up to an additional $20 million, should that be required.

Project Highlights

Pungarayacu - Ecuador
In the first quarter the Company began drilling IP-17, a well that is testing the potential of lighter oil resources in the southern portion of Block 20.  Success with this well could prove beneficial for blending purposes with the heavier oil in the Block and improve overall project economics. Drilling continues; however slower than planned due to challenges in the Chapiza formation.  Target depth for the well is 8,500 ft., and results are anticipated by mid-2012.

Tamarack - Canada
In the first quarter the Company conducted a 2-D seismic program over the Tamarack lease, focused specifically on the areas where drilling will occur in Phase 1 of the project.  This data will support the regulatory application and well path planning.  Additionally, significant work was completed to advance stakeholder relations.  As is customary, regulators have provided the second round of Supplemental Information Requests (SIR’s) and the Company will provide responses to this round of questions within the next two months.

Zitong - China
To satisfy the terms of the Supplementary Agreement, the Company is currently conducting a 160 sq. km. 3-D seismic program over the two largest structures on the Block, which will be completed by the end of May 2012.

Nyalga - Mongolia
Cutting samples recovered from the second well drilled in east-central Mongolia at the end of 2011 were sent for testing to two separate laboratories to determine the oil quality within the reservoir.   Contracts have been tendered to conduct the necessary completion and testing services on this well; however, completion operations are contingent on the results obtained from the analysis.

Ivanhoe Energy is an independent international heavy oil exploration and development company focused on pursuing long-term growth in its reserves and production using advanced technologies, including its proprietary heavy oil upgrading process (HTLTM). Core operations are in Canada, United States, Ecuador, China and Mongolia, with business development opportunities worldwide. Ivanhoe Energy trades on the Toronto Stock Exchange with the ticker symbol IE and on the NASDAQ Capital Market with the ticker symbol IVAN.

For more information about Ivanhoe Energy Inc. please visit www.ivanhoeenergy.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, statements concerning the potential benefits of Ivanhoe Energy's heavy oil upgrading technology, the potential for commercialization and future application of the heavy oil upgrading technology and other technologies, statements relating to the continued advancement of Ivanhoe Energy's projects, the potential for successful exploration and development drilling, dependence on new product development and associated costs, statements relating to anticipated capital expenditures, the necessity to seek additional funding, statements relating to increases in production and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions relating to matters that are not historical facts are forward-looking statements.  Although Ivanhoe Energy believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, new product development will not proceed as planned, the HTLTM technology to upgrade bitumen and heavy oil may not be commercially viable, geological conditions in reservoirs may not result in commercial levels of oil and gas production, the availability of drilling rigs and other support services, uncertainties about the estimates of reserves, the risk associated with doing business in foreign countries, environmental risks, changes in product prices, our ability to raise capital as and when required, competition and other risks disclosed in Ivanhoe Energy's 2011 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on EDGAR and the Canadian Securities Commissions on SEDAR.

For further information contact:

Hilary McMeekin
Manager, Corporate Communications
(403) 817 1108
hmcmeekin@ivanhoeenergy.com